Exhibit 10.9

SELECT ENERGY SERVICES, INC.

2016 EQUITY INCENTIVE PLAN

PERFORMANCE SHARE UNIT GRANT NOTICE – RETURN ON ASSETS

Pursuant to the terms and conditions of the Select Energy Services, Inc. 2016 Equity Incentive Plan, as amended from time to time (the “Plan”), Select Energy Services, Inc. (the “Company”) hereby grants to the individual listed below (“you” or the “Participant”) the number of performance share units (the “PSUs”) set forth below.  This award of PSUs (this “Award”) is subject to the terms and conditions set forth herein and in the Performance Share Unit Agreement attached hereto as Exhibit A (the “Agreement”) and the Plan, each of which is incorporated herein by reference.  Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

Participant:	John D. Schmitz
Date of Grant:	February __, 2021
Award Type and Description:

Other Stock-Based Award granted pursuant to Section 6(h) of the Plan that has been designated as a Performance Award under Section 6(k) of the Plan. This Award represents the right to receive shares of Stock in an amount up to 175% of the Target PSUs (defined below), subject to the terms and conditions set forth herein and in the Agreement.

Your right to receive settlement of this Award in an amount ranging from 0% to 175% of the Target PSUs shall vest and become earned and nonforfeitable upon (i) your satisfaction of the continued employment or service requirements described below under “Service Requirement” and (ii) the Committee’s certification of the level of achievement of the Performance Goal (defined below). The portion of the Target PSUs actually earned upon satisfaction of the foregoing requirements is referred to herein as the “Earned PSUs.” For purposes of clarity, a termination of employment with the Company or any Affiliate will include any termination of your employment status with the Company or any Affiliate even if you continue to serve as a non-employee member of the Board.

Target Number of PSUs:	108,398 (the “Target PSUs”).
Performance Period:	January 1, 2021 (the “Performance Period Commencement Date”) through December 31, 2023 (the “Performance Period End Date”).

Service Requirement:

Except as expressly provided in Sections 4 and 5 of the Agreement, you must remain continuously employed by the Company or an Affiliate, as applicable, from the Date of Grant through the Performance Period End Date to be eligible to receive payment of this Award, which is based on the level of achievement with respect to the Performance Goal (as defined below).

Performance Goal:

Subject to the terms and conditions set forth in the Plan, the Agreement and herein, the number of Target PSUs, if any, that become Earned PSUs during the Performance Period will be determined based on the Company’s Average Return on Assets (as defined below) relative to the Average Return on Assets of the peer companies listed on Exhibit B hereto (the “Peer Group”), but only if the Company’s Total Shareholder return is positive during such period (the “Performance Goal”).

The number of Target PSUs, if any, that become Earned PSUs during the Performance Period will be determined based on the following table:

Ranking Among Peer Group

Percentage of Target PSUs Earned*

Outside of Top 10

0%

Top 10

50%

Top 7

100%

Top 3

175%

*The percentage of Target PSUs earned for a Ranking Among Peer Group that is between the values set forth in the table, excluding between the first and second rows of the table, shall be linearly interpolated between the values in the table.

To determine the Company’s Ranking Among Peer Group, Average Return on Assets will be calculated for the Company and each entity in the Peer Group as of the Performance Period End Date. The entities in the Peer Group and the Company will be arranged by their respective Average Return on Assets (highest to lowest). Notwithstanding the foregoing, in the event the Company’s Total Shareholder Return is negative, no Target PSUs will become Earned PSUs, regardless of the Company’s Ranking Among Peer Group.

For purposes of this Award, the following definitions shall apply:

“Adjusted Net Income” means the product obtained by multiplying:

(A) the difference obtained from:

(i) “Adjusted EBITDA” as publicly disclosed by the applicable company or, if not disclosed, “EBITDA” as publicly disclosed by such company, in each case adjusted in a manner consistent with adjustments included in the Company’s publicly disclosed Adjusted EBITDA during each year of the Performance Period; provided, however, that the adjustments contemplated above shall exclude certain items, including (x) any net non-cash gain or loss during such period arising from the sale, exchange, retirement or other disposition of capital assets (such term to include all fixed assets and all securities) in the ordinary course of business, and (y) any write-up or write-down of tangible assets , less

(ii) the sum of:

(a) interest expense, plus

(b) depreciation expense,

by

(B) 0.79.

“Average Return on Assets” means the sum of the Return on Assets of the applicable entity during each year of the Performance Period, divided by 3.

“Net Assets” means the applicable company’s average property and equipment, net, for each year during the Performance Period, plus average total current assets (other than cash and cash equivalents and current tax assets) for each year during the Performance Period, less average total current liabilities (other than current tax liabilities) for each year during the Performance Period, each as determined in accordance with generally accepted accounting principles or on a non-GAAP basis consistent with the Company’s practices (as determined by the Compensation Committee).

“Return on Assets” means the percentage obtained by dividing (A) Adjusted Net Income by (B) Net Assets.

“Total Shareholder Return” means the quotient obtained by dividing the sum of (i) the change in the Company’s Class A common stock price as quoted on the New York Stock Exchange (the “Stock Price”) from the first date of the Performance Period to the final date of the Performance Period (as the same may be adjusted as a result of any of any stock split, stock dividend, reverse stock split, reclassification, recapitalization, or other similar transaction or event) and (ii) the cumulative amount of any dividends paid over the course of the Performance Period, by the Stock Price on the first day of the Performance Period.

The Committee may adjust the Performance Goal as permitted by the Plan.
Settlement:	Settlement of the Earned PSUs shall be made solely in shares of Stock, which shall be delivered to you in accordance with Section 6 of the Agreement.

By your acceptance below, you agree to be bound by the terms and conditions of the Plan, the Agreement and this Performance Share Unit Grant Notice (this “Grant Notice”).  You acknowledge that you have reviewed the Agreement, the Plan and this Grant Notice in their entirety and fully understand all provisions of the Agreement, the Plan and this Grant Notice.  You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee regarding any questions or determinations that arise under the Agreement, the Plan or this Grant Notice.

IN ORDER TO RECEIVE THE BENEFITS OF THE AGREEMENT AND THIS GRANT NOTICE, AND FOR THIS AWARD TO BE EFFECTIVE, YOU MUST ACKNOWLEDGE YOUR ACCEPTANCE BY CLICKING THE APPROPRIATE BUTTON BELOW (THE “ACCEPTANCE REQUIREMENTS”).  IF YOU FAIL TO SATISFY THE ACCEPTANCE REQUIREMENTS WITHIN 90 DAYS FOLLOWING THE DATE OF GRANT, THEN (1) THIS AWARD WILL BE OF NO FORCE OR EFFECT AND WILL BE AUTOMATICALLY FORFEITED TO THE COMPANY WITHOUT CONSIDERATION AND (2) NEITHER YOU NOR THE COMPANY WILL HAVE ANY FUTURE RIGHTS OR OBLIGATIONS UNDER THE AGREEMENT OR THIS GRANT NOTICE.

EXHIBIT A

PERFORMANCE SHARE UNIT AGREEMENT

This Performance Share Unit Agreement (together with the Grant Notice to which this Agreement is attached, this “Agreement”) is made as of the Date of Grant set forth in the Grant Notice to which this Agreement is attached by and between Select Energy Services, Inc., a Delaware corporation (the “Company”), and _________ (the “Participant”). Capitalized terms used but not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice.

1.Definitions.  For purposes of this Agreement, the following terms shall have the meanings specified below.
(a)“Cause” means you have (i) engaged in gross negligence or willful misconduct in the performance of your duties, (ii) materially breached any material provision of any written agreement or policy or code of conduct of Select or its subsidiaries, (iii) willfully engaged in conduct that is materially injurious to Select or any of its affiliates or (iv) been convicted of, pleaded no contest to or received adjudicated probation or deferred adjudication in connection with a felony involving fraud, dishonesty or moral turpitude.
(b)“Disability” means “disability” (or a term of like import) as defined under the Participant’s employment, consulting and/or severance agreement with the Company or an Affiliate or, in the absence of such an agreement or definition, shall mean the Participant’s inability to perform the Participant’s duties, with reasonable accommodation, due to a mental or physical impairment that continues (or can reasonably be expected to continue) for (i) 90 consecutive days or (ii) 180 days out of any 365-day period, which, in either case, shall only be deemed to occur following the written determination by the Company of any such occurrence of Disability.
(c)“Good Reason” means, without your consent, (i) a material diminution in Base Salary, other than a 25% or less reduction that applies similarly to all of the Company's executive officers or (ii) you cease to be Select’s Chief Executive Officer; provided that in order for Good Reason to exist under either of the foregoing conditions (A) you have given the Company written notice of the condition that is alleged to constitute Good Reason within 45 days following the initial existence of such event, (B) the condition remains uncorrected for 30 days following receipt of such notice by the Company and (C) your termination of employment must occur within 135 days after the initial existence of the condition specified in the notice.
2.Award.  In consideration of the Participant’s past and/or continued employment with the Company or its Affiliates and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective as of the Date of Grant set forth in the Grant Notice (the “Date of Grant”), the Company hereby grants to the Participant the target number of PSUs set forth in the Grant Notice on the terms and conditions set forth in the Grant Notice, this Agreement and the Plan, which is incorporated herein by reference as a part of this Agreement. In the event of any inconsistency between the Plan and this Agreement (including, for the avoidance of doubt, with respect of the subject matter covered in Section 5), the terms of the Plan shall control.  To the extent vested, each PSU represents the right to receive one share of

Stock, subject to the terms and conditions set forth in the Grant Notice, this Agreement and the Plan; provided, however, that, depending on the level of performance determined to be attained with respect to the Performance Goal, the number of shares of Stock that may be earned hereunder in respect of this Award may range from 0% to 175% of the Target PSUs.  Unless and until the PSUs have become vested in the manner set forth in the Grant Notice, the Participant will have no right to receive any Stock or other payments in respect of the PSUs.  Prior to settlement of this Award, the PSUs and this Award represent an unsecured obligation of the Company, payable only from the general assets of the Company.
3.Vesting of PSUs.  Except as otherwise set forth in Sections 4 and 5, the PSUs shall vest and become Earned PSUs in accordance with the Participant’s satisfaction of the vesting schedule set forth in the Grant Notice (the “Service Requirement”) based on the extent to which the Company has satisfied the Performance Goal set forth in the Grant Notice, which shall be determined by the Committee in its sole discretion following the end of the Performance Period (and any PSUs that do not become Earned PSUs shall be automatically forfeited).  Unless and until the PSUs have vested and become Earned PSUs as described in the preceding sentence, the Participant will have no right to receive any dividends or other distribution with respect to the PSUs.
4.Effect of Termination of Employment.
(a)Termination of Employment without Cause or for Good Reason. Notwithstanding anything in the Grant Notice, this Agreement or the Plan to the contrary, upon the termination of the Participant’s employment with the Company or an Affiliate without Cause by the Company or an Affiliate or by the Participant for Good Reason that occurs prior to the Performance Period End Date, then the Participant shall be deemed to have satisfied the Service Requirement with respect to the PSUs and such PSUs shall remain outstanding and, subject to the satisfaction of the Performance Goal, become Earned PSUs, which shall be eligible for settlement in accordance with Section 6.
(b)Termination of Employment due to Disability or Death. Notwithstanding anything in the Grant Notice, this Agreement or the Plan to the contrary, upon the termination of the Participant’s employment with the Company or an Affiliate due to the Participant’s Disability or death that occurs prior to the Performance Period End Date, then the Participant shall be deemed to have satisfied the Service Requirement with respect to the PSUs and such PSUs shall remain outstanding and, subject to the satisfaction of the Performance Goal, become Earned PSUs, which shall be eligible for settlement in accordance with Section 6.
(c)Other Termination of Employment. Except as otherwise provided in Section 4(a), (b) or (c), if the Participant has not satisfied the Service Requirement, then upon the termination of the Participant’s employment with the Company or an Affiliate for any reason, any unearned PSUs (and all rights arising from such PSUs and from being a holder thereof) will terminate automatically without any further action by the Company and will be forfeited without further notice and at no cost to the Company.
5.Change in Control. In the event a Change in Control (so long as such Change in Control also constitutes a “change in control event” as defined in the Nonqualified Deferred

Compensation Rules) occurs prior to the Performance Period End Date (the date of such occurrence, the “Change in Control Date”), so long as the Participant has remained continuously employed by the Company or an Affiliate, as applicable, from the Date of Grant through the Change in Control Date, then:
(a)A portion of the PSUs determined by multiplying (i) the Target PSUs by (ii) a fraction, the numerator of which is the number of days which elapsed between the Performance Period  Commencement Date and the Change in Control Date, and the denominator of which is the total number of days in the Performance Period, will be deemed to be Earned PSUs to the extent that the Performance Goal has been achieved as of the Change in Control Date assuming that the Performance Period ended on the Change in Control Date, and which shall be eligible for settlement in accordance with Section 6 except that settlement shall occur within 60 days following the Change in Control Date; and
(b)With respect to the remaining portion of the Target PSUs that are not subject to Section 5(a), (i) if the Company continues following the Change in Control in substantially the same form as it existed immediately prior to the Change in Control, such Target PSUs shall remain outstanding and be eligible to be earned in accordance with the terms hereof, or (ii) if the Company does not continue following the Change in Control in substantially the same form as it existed immediately prior to the Change in Control, the successor, surviving, continuing or purchasing entity or parent thereof, as applicable, to the Company shall provide for a replacement or substitute grant on substantially similar terms to this Award, subject to the terms and conditions of the applicable plans of such successor, surviving, continuing or purchasing entity or parent thereof, as applicable, as in effect following the Change in Control.
6.Settlement of PSUs.  As soon as administratively practicable following the Committee’s certification of the level of attainment of the Performance Goal (which is expected to occur within two weeks following the date the Company files its annual report on Form 10-K for the Company’s fiscal year that includes the Performance Period End Date), but in no event later than June 30 of the calendar year following the Performance Period End Date, the Company shall deliver to the Participant (or the Participant’s permitted transferee, if applicable), a number of shares of Stock equal to the number of Earned PSUs; provided, however, that any fractional PSU that becomes earned hereunder shall be rounded down at the time shares of Stock are issued in settlement of such PSU. No fractional shares of Stock, nor the cash value of any fractional shares of Stock, shall be issuable or payable to the Participant pursuant to this Agreement. All shares of Stock, if any, issued hereunder shall be delivered either by delivering one or more certificates for such shares to the Participant or by entering such shares in book-entry form, as determined by the Committee in its sole discretion.  The value of shares of Stock shall not bear any interest owing to the passage of time.  Neither this Section 6 nor any action taken pursuant to or in accordance with this Agreement shall be construed to create a trust or a funded or secured obligation of any kind.
7.Tax Withholding.  To the extent that the receipt, vesting or settlement of this Award results in compensation income or wages to the Participant for federal, state, local and/or foreign tax purposes, the Participant shall make arrangements satisfactory to the Company for the satisfaction of obligations for the payment of withholding taxes and other tax obligations relating to this Award, which arrangements include the delivery of cash or cash equivalents, Stock (including previously owned Stock, net settlement, a broker-assisted sale, or other cashless withholding or reduction of the amount of shares otherwise issuable or delivered pursuant to this Award), other property, or any other legal consideration the Committee deems appropriate. If such tax obligations are satisfied through net settlement or the surrender of previously owned Stock, the maximum number of shares of Stock that may be so withheld (or surrendered) shall be the number of shares of Stock that have an aggregate Fair Market Value on the date of withholding or surrender equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, local and/or foreign tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment for the Company with respect to this Award, as determined by the Committee. The Participant acknowledges that there may be adverse tax consequences upon the receipt, vesting or settlement of this Award or disposition of the underlying shares and that the Participant has been advised, and hereby is advised, to consult a tax advisor. The Participant represents that the Participant is in no manner relying on the Board, the Committee, the Company or an Affiliate or any of their respective managers, directors, officers, employees or authorized representatives (including, without limitation, attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences.
8.Non-Transferability.  During the lifetime of the Participant, the PSUs may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the shares of Stock underlying the PSUs have been issued, and all restrictions applicable to such shares have lapsed.  Neither the PSUs nor any interest or right therein shall be liable for the debts, contracts or engagements of the Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means, whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.
9.Compliance with Applicable Law.  Notwithstanding any provision of this Agreement to the contrary, the issuance of shares of Stock hereunder will be subject to compliance with all applicable requirements of applicable law with respect to such securities and with the requirements of any stock exchange or market system upon which the Stock may then be listed.  No shares of Stock will be issued hereunder if such issuance would constitute a violation of any applicable law or regulation or the requirements of any stock exchange or market system upon which the Stock may then be listed.  In addition, shares of Stock will not be issued hereunder unless (a) a registration statement under the Securities Act is in effect at the time of such issuance with respect to the shares to be issued or (b) in the opinion of legal counsel to the Company, the shares to be issued are permitted to be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act.  The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary for the lawful issuance and sale of any shares of Stock hereunder will relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority has not been obtained.  As a condition to any issuance of Stock hereunder, the Company may require the Participant to satisfy any requirements that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company.
10.Legends.  If a stock certificate is issued with respect to shares of Stock issued hereunder, such certificate shall bear such legend or legends as the Committee deems appropriate in order to reflect the restrictions set forth in this Agreement and to ensure compliance with the terms and provisions of this Agreement, the rules, regulations and other requirements of the Securities and Exchange Commission, any applicable laws or the requirements of any stock exchange on which the Stock is then listed.  If the shares of Stock issued hereunder are held in book-entry form, then such entry will reflect that the shares are subject to the restrictions set forth in this Agreement.
11.Rights as a Stockholder. The Participant shall have no rights as a stockholder of the Company with respect to any shares of Stock that may become deliverable hereunder unless and until the Participant has become the holder of record of such shares of Stock, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such shares of Stock, except as otherwise specifically provided for in the Plan or this Agreement.
12.Execution of Receipts and Releases.  Any issuance or transfer of shares of Stock or other property to the Participant or the Participant’s legal representative, heir, legatee or distributee, in accordance with this Agreement shall be in full satisfaction of all claims of such person hereunder.  As a condition precedent to such payment or issuance, the Company may require the Participant or the Participant’s legal representative, heir, legatee or distributee to execute (and not revoke within any time provided to do so) a release and receipt therefor in such form as it shall determine appropriate; provided, however, that any review period under such release will not modify the date of settlement with respect to Earned PSUs.
13.No Right to Continued Employment, Service or Awards. Nothing in the adoption of the Plan, nor the award of the PSUs thereunder pursuant to the Grant Notice and this Agreement, shall confer upon the Participant the right to continued employment by, or a continued service relationship with, the Company or any Affiliate, or any other entity, or affect in any way the right of the Company or any such Affiliate, or any other entity to terminate such employment or other service relationship at any time. The grant of the PSUs is a one-time benefit and does not create any contractual or other right to receive a grant of Awards or benefits in lieu of Awards in the future. Any future Awards will be granted at the sole discretion of the Company.
14.Lock-Up Period. If so requested by the Company or any representative of the underwriters in connection with an underwritten public offering of the Company’s securities (a “Public Offering”), the Participant (or other holder) shall not sell or otherwise transfer or distribute any Stock or other securities of the Company (or any securities convertible or exchangeable or exercisable for Stock or engage in any hedging transactions relating to Stock) during the period beginning 14 days prior to the expected date of the “pricing” of such Public Offering and continuing for the 180-day period (or such other period as may be requested in writing by such underwriters and agreed to in writing by the Company) following the effective date of such Public Offering. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such period.

15.Legal and Equitable Remedies. The Participant acknowledges that a violation or attempted breach of any of the Participant's covenants and agreements in this Agreement will cause such damage as will be irreparable, the exact amount of which would be difficult to ascertain and for which there will be no adequate remedy at law, and accordingly, the parties hereto agree that the Company and its Affiliates shall be entitled as a matter of right to an injunction issued by any court of competent jurisdiction, restraining the Participant or the affiliates, partners or agents of the Participant from such breach or attempted violation of such covenants and agreements, as well as to recover from the Participant any and all costs and expenses sustained or incurred by the Company or any Affiliate in obtaining such an injunction, including, without limitation, reasonable attorneys' fees. The parties to this Agreement agree that no bond or other security shall be required in connection with such injunction. Any exercise by either of the parties to this Agreement of its rights pursuant to this Section 15 shall be cumulative and in addition to any other remedies to which such party may be entitled.
16.Notices.  All notices and other communications under this Agreement shall be in writing and shall be delivered to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, unless otherwise designated by the Company in a written notice to the Participant (or other holder):

Select Energy Services, Inc.
Attn: Senior Vice President, General Counsel and Secretary

1233 W. Loop South, Suite 1400

Houston, Texas 77027

If to the Participant, at the Participant’s last known address on file with the Company.

Any notice that is delivered personally or by overnight courier or telecopier in the manner provided herein shall be deemed to have been duly given to the Participant when it is mailed by the Company or, if such notice is not mailed to the Participant, upon receipt by the Participant. Any notice that is addressed and mailed in the manner herein provided shall be conclusively presumed to have been given to the party to whom it is addressed at the close of business, local time of the recipient, on the fourth day after the day it is so placed in the mail.

17.Consent to Electronic Delivery; Electronic Signature.  In lieu of receiving documents in paper format, the Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports and all other forms of communications) in connection with this and any other Award made or offered by the Company. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which the Participant has access. The Participant hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.
18.Agreement to Furnish Information.  The Participant agrees to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirement imposed upon the Company by or under any applicable statute or regulation.
19.Entire Agreement; Amendment.  This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the PSUs granted hereby; provided¸ however, that the terms of this Agreement shall not modify and shall be subject to the terms and conditions of any employment, consulting and/or severance agreement between the Company (or an Affiliate or other entity) and the Participant in effect as of the date a determination is to be made under this Agreement.  Without limiting the scope of the preceding sentence, except as provided therein, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.  The Committee may, in its sole discretion, amend this Agreement from time to time in any manner that is not inconsistent with the Plan; provided, however, that except as otherwise provided in the Plan or this Agreement, any such amendment that materially reduces the rights of the Participant shall be effective only if it is in writing and signed by both the Participant and an authorized officer of the Company.
20.Severability and Waiver.  If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of such provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect. Waiver by any party of any breach of this Agreement or failure to exercise any right hereunder shall not be deemed to be a waiver of any other breach or right. The failure of any party to take action by reason of such breach or to exercise any such right shall not deprive the party of the right to take action at any time while or after such breach or condition giving rise to such rights continues.
21.Clawback.  Notwithstanding any provision in the Grant Notice, this Agreement or the Plan to the contrary, to the extent required by (a) applicable law, including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any Securities and Exchange Commission rule or any applicable securities exchange listing standards and/or (b) any policy that may be adopted or amended by the Board from time to time, all shares of Stock issued hereunder shall be subject to forfeiture, repurchase, recoupment and/or cancellation to the extent necessary to comply with such law(s) and/or policy.
22.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of DELAWARE applicable to contracts made and to be performed therein, exclusive of the conflict of laws provisions of DELAWARE LAW.
23.Successors and Assigns.  The Company may assign any of its rights under this Agreement without the Participant’s consent.  This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer set forth herein and in the Plan, this Agreement will be binding upon the Participant and the Participant's beneficiaries, executors, administrators and the person(s) to whom the PSUs may be transferred by will or the laws of descent or distribution.
24.Headings. Headings are for convenience only and are not deemed to be part of this Agreement.
25.Counterparts.  The Grant Notice may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.  Delivery of an executed counterpart of the Grant Notice by facsimile or portable document format (.pdf) attachment to electronic mail shall be effective as delivery of a manually executed counterpart of the Grant Notice.
26.Section 409A. Notwithstanding anything herein or in the Plan to the contrary, the PSUs granted pursuant to this Agreement are intended to comply with the applicable requirements of the Nonqualified Deferred Compensation Rules and shall be construed and interpreted in accordance with such intent; provided, however, “termination of employment” and similar terms used herein will mean, a “separation from service” within the meaning of Treasury Regulation §1.409A-1(h) utilizing a threshold of 50%, it being understood that the level of services Participant will perform as a non-employee member of the Board will be less than 50% of the average level of bona fide services provided in the immediately preceding 36 months. Any payment pursuant to this Agreement is intended to be a “short term deferral” within the meaning of Section 409A of the Code, and the regulations promulgated pursuant thereto. However, if the Participant is deemed to be a “specified employee” within the meaning of the Nonqualified Deferred Compensation Rules, as determined by the Committee, at a time when the Participant becomes eligible for settlement of the PSUs upon his “separation from service” within the meaning of the Nonqualified Deferred Compensation Rules (as modified as described above), then to the extent necessary to prevent any accelerated or additional tax under the Nonqualified Deferred Compensation Rules, such settlement will be delayed until the earlier of: (a) the date that is six months following the Participant’s separation from service and (b) the Participant’s death.  Notwithstanding the foregoing, the Company and its Affiliates make no representations that the PSUs provided under this Agreement are compliant with the Nonqualified Deferred Compensation Rules and in no event shall the Company or any Affiliate be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with the Nonqualified Deferred Compensation Rules.

EXHIBIT B

COMPANY PEER GROUP1

1.	FTS International, Inc.
2.	NexTier Oilfield Solutions Inc.
3.	Liberty Oilfield Services Inc.
4.	ProPetro Holding Corp.
5.	RPC Inc.
6.	Cactus, Inc.
7.	Nine Energy Service Inc.
8.	Newpark Resources Inc.
9.	Oil States International, Inc.
10.	Patterson UTI Energy Inc.
11.	ChampionX Corporation
12.	Ranger Energy Services, Inc.
13.	TETRA Technologies Inc.

1 In the event of a major corporate event, such as a merger, acquisition, take-private, spin-off, bankruptcy or similar occurrence, the Compensation Committee shall be permitted to (i) include a substitute entity for the remainder of the Performance Period or (ii) adjust the Percentage of Target PSUs Earned to reflect the Company’s performance relative the remaining members of the Peer Group.